Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Select Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (333-199090, 333-168937, 333-127194, 333-117816, and 333-117476) on Form S-8 of Select Bancorp, Inc. of our reports dated March 16, 2018, with respect to the consolidated financial statements of Select Bancorp, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in Select Bancorp, Inc.’s 2017 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, NC
March 16, 2018